Exhibit 99.1

Vicarious Surgical Announces Upcoming Beta 2 Demonstration Day

Waltham, Mass., October 13, 2022 – Vicarious Surgical, Inc. (“Vicarious Surgical” or the “Company”), a next-generation robotics company seeking to improve the cost, efficiency, and outcomes of surgical procedures, today announced that it will host a Demonstration Day of its Beta 2 surgical robot prototype for investors and analysts starting at 11:00 a.m. ET on Tuesday, December 6, 2022, at its Waltham, MA headquarters. Further details will be released closer to the event.

Due to limited capacity, in-person attendance is by invitation only. The event will be broadcast live over the internet and will be accessible on the investor relations section of the Company’s website, https://investor.vicarioussurgical.com.

About Vicarious Surgical
Founded in 2014, Vicarious Surgical is a next generation robotics company developing a disruptive technology with the goals of increasing the efficiency of surgical procedures, improving patient outcomes, and reducing healthcare costs. The Company’s novel surgical approach uses proprietary human-like surgical robots to transport surgeons inside the patient to perform minimally invasive surgery. The Company is led by an experienced team of technologists, medical device professionals and physicians, and is backed by technology luminaries including Bill Gates, Vinod Khosla’s Khosla Ventures, Innovation Endeavors, Jerry Yang’s AME Cloud Ventures, Sun Hung Kai & Co. Ltd and Philip Liang’s E15 VC. The Company is headquartered in Waltham, Massachusetts. Learn more at www.vicarioussurgical.com.

Media Inquiries
Abby Mayo for Matter Health
media@vicarioussurgical.com

Investor Contact
Kaitlyn Brosco
Vicarious Surgical
Kbrosco@vicarioussurgical.com

Marissa Bych
Gilmartin Group
Marissa@gilmartinir.com

Source: Vicarious Surgical Inc.